Exhibit 99.1

Investor:	Media:	Company:
Jennifer Beugelmans	Steve DiMattia	Jim Klingler, CFO
jbeugelmans@evcgroup.com	sdimattia@evcgroup.com	IR@nasmedical.com
or	(646) 201-5445	(818) 734-8600
Doug Sherk
dsherk@evcgroup.com
(646) 201-5447

NORTH AMERICAN SCIENTIFIC ANNOUNCES AGREEMENT FOR
PRIVATE PLACEMENT OF COMMON STOCK

Chatsworth, CA - December 13, 2007 — North American Scientific, Inc. (Nasdaq: NASI) today announced that on December 12, 2007, North American Scientific, Inc. (the “Company”) entered into a Securities Purchase Agreement with Three Arch Partners IV, L.P. and affiliated funds (“Three Arch Partners”), SF Capital Partners Ltd. (“SF Capital”) and CHL Medical Partners III, L.P. and an affiliated fund (“CHL,” and together with Three Arch Partners and SF Capital, the “Investors”) providing for the private placement (the “Private Placement”) of 63,008,140 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), and warrants to purchase 3,150,407 shares of Common Stock (the “Warrants,” and, together with the Shares, the “Securities”) for a total purchase price of $15.5 million.

The purchase price is equal to $0.246 per Security, of which $0.01 is allocated to the Warrants. The purchase price represents a 40% discount to the volume weighted average price of the Common Stock on the Nasdaq Global Market, as reported by Bloomberg Financial Markets, for the 20 trading day period ending on the trading day immediately preceding the date of the Securities Purchase Agreement. The Warrants have an exercise price of $0.246 per share, subject to certain adjustments. The Warrants may be exercised no earlier than 180 days from the closing date of the transaction and will expire seven years from the date of issuance.

In order to close the Private Placement, the Company must obtain stockholder approval of the Private Placement and the amendment of its Certificate of Incorporation to increase the number of shares of Common Stock it is authorized to issue. The Securities Purchase Agreement requires that the Company file a preliminary proxy statement, information statement or consent statement with the Securities and Exchange Commission (the “Commission”) to solicit stockholder approval by December 19, 2007. The Company expects to close the Private Placement as soon as practicable after it obtains stockholder approval.

The Investors have agreed to purchase the following amounts of Securities in the offering:

Investor	Shares	Warrants (Shares issuable upon exercise)
Three Arch Partners	40,650,420	2,032,521
SF Capital	10,162,600	508,130
CHL	12,195,120	609,756

Three Arch Partners currently owns 5,121,638 shares of Common Stock. If the transaction is consummated, Three Arch Partners’ percentage ownership of the outstanding Common Stock will increase from approximately 17.3% to 49.4% (and 43.9% of the Common Stock on a fully diluted basis).

The net proceeds to the Company of the Private Placement after payment of fees and expenses are expected to be approximately $14,115,000. The terms of the Private Placement were approved by a committee of the Company’s Board of Directors consisting only of disinterested directors. The Company’s directors and executive officers have executed lock-up agreements restricting their ability to sell shares of the Common Stock for 180 days following the closing of the transaction. The Investors will be required to enter into such lock-up agreements prior to the closing of the transaction.

CIBC World Markets Corp. is acting as sole placement agent in connection with the Private Placement. If the Private Placement is consummated as discussed herein, the placement agent will receive aggregate fees of approximately $1,085,000 plus reimbursement for reasonable out-of-pocket fees and expenses.

Additional Information About the Consent Solicitation and Where to Find It

Stockholders of the Company and other investors are urged to read the consent solicitation that the Company will file with the Securities and Exchange Commission in connection with the Private Placement because it will contain important information about the Company, the Investors, the Private Placement, the persons soliciting proxies for the Private Placement and their interests in the Private Placement and related matters. Investors will be able to obtain all documents filed with the SEC by the Company free of charge at the SEC’s Internet site (http://www.sec.gov). In addition, documents filed with the SEC by the Company will be available free of charge from the Corporate Secretary of North American Scientific, Inc., 20200 Sunburst Street, Chatsworth, California, 91311, telephone (818) 734-8600. Read the consent solicitation carefully before making a decision concerning the Private Placement.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition, the Company has been gaining clinical experience with its first generation ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, and intends to launch the second generation devices in 2008. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.